Exhibit 3.1

Certificate

of

Amended and Restated Articles of Incorporation

of

DCP Holding Company

The following Amended and Restated Articles of Incorporation of DCP Holding Company (the “corporation”), were adopted by the Board of Directors on May 13, 2009, pursuant to the authority of Section 1701.72(B) and 1701.73(A) and (C) of the Ohio Revised Code.

WHEREAS, in order to consolidate all amendments to the corporation’s Articles of Incorporation and in order to correct a clerical error in the corporation’s Articles of Incorporation relating to the incorrect references to Article Third (the references should have been to Article Fourth) the Board of Directors deem it in the best interest of corporation to approve Amended and Restated Articles of Incorporation.

NOW THEREFORE BE IT RESOLVED, that, pursuant to authority expressly vested in the Board of Directors of the corporation by the provisions of Ohio Revised Code Section 1701.72(B), the Board of Directors of the corporation duly adopted the following Amended and Restated Articles of Incorporation of the corporation:

DCP Holding Company

Amended and Restated Articles of Incorporation

FIRST: The name of the corporation is DCP Holding Company.

SECOND: The place in the State of Ohio where its principal office is located is in the City of Sharonville, Hamilton County, Ohio.

THIRD: [Intentionally Blank].

FOURTH: The authorized number of shares of the corporation is 207,500 consisting of (i) 7,500 Class A Common Shares, without par value (“Class A Common Shares”); (ii) 100,000 Class B Common Shares, without par value (“Class B Common Shares”); and (iii) 100,000 Preferred Shares, without par value (“Preferred Shares”). The Class A Common Shares, Class B Common Shares and Preferred Shares of the corporation have the following express terms:

A. Common Shares.

1. Voting Rights. Except as provided in any resolution providing for the issue of Preferred Shares or any series thereof, or as otherwise required by law, the entire voting power of the shareholders of the corporation is vested solely and exclusively in the holders of Class A Common Shares. Holders of Class A Common Shares are entitled to one vote for each Class A

Common Share held by them upon all matters requiring a vote of shareholders of the corporation. In furtherance and not in limitation of this Section A.1 of Article FOURTH:

(a) Holders of Class A Common Shares, voting separately and as a class, are entitled to elect all of the directors of the corporation to be elected from time to time, except directors, if any, to be elected by holders of Preferred Shares or any series thereof;

(b) Except as provided in any resolution providing for the issue of Preferred Shares or any series thereof, or as otherwise required by law, holders of Preferred Shares, or any series thereof, and holders of Class B Common Shares have no voting power and no right to participate in any meeting of shareholders or to notice of any such meeting; and

(c) Holders of Class A Common Shares, by the affirmative vote of a majority of the outstanding Class A Common Shares, may approve an increase or decrease in the number of authorized Class B Common Shares; provided that such number of authorized shares may not be less than the number of Class B Common Shares then outstanding.

2. Dividends and Distributions. At any time Class A Common Shares are outstanding, as and when dividends or other distributions payable in cash, capital stock of the corporation (other than Class A Common Shares or Class B Common Shares) or other property of the corporation may be declared by the Board of Directors, the amount of any such dividend or distribution payable on each Class A Common Share shall be equal in all cases to the amount of such dividend or distribution payable on each Class B Common Share, and the amount of any such dividend or distribution payable on each Class B Common Share shall be equal in all cases to the amount of the dividend or distribution payable on each Class A Common Share. Dividends and distributions payable in Class A Common Shares may not be made on or to shares of any class of the corporation’s capital stock other than Class A Common Shares. Dividends and distributions payable in Class B Common Shares may not be made on or to shares of any class of the corporation’s capital stock other than Class A Common Shares or Class B Common Shares. If a dividend or distribution payable in Class B Common Shares shall be made on the Class B Common Shares, a dividend or distribution payable in Class B Common Shares shall be made simultaneously on the Class A Common Shares, and the number of Class B Common Shares payable on each Class A Common Share pursuant to such dividend or distribution shall be equal to the number of Class B Common Shares payable on each Class B Common Share pursuant to such dividend or distribution.

In the case of any distribution (including a distribution pursuant to a stock dividend, stock split, division of stock or spin-off or split-up reorganization) payable to shareholders of the corporation in the form of capital stock of any other corporation which immediately prior to the time of the dividend or distribution is a wholly owned subsidiary of the corporation and which possesses authority to issue two separate classes of common shares with voting characteristics identical to those of the Class A Common Shares and the Class B Common Shares provided in these Amended and Restated Articles of Incorporation, then only common shares of such subsidiary which are identical to the Class A Common Shares shall be distributed with respect to Class A Common Shares and only common shares of such subsidiary which are identical to the Class B Common Shares shall be distributed with respect to Class B Common Shares.

3. Distribution of Assets Upon Liquidation. In the event the corporation is liquidated, dissolved or wound up, whether voluntarily or involuntarily, after the full preferential amounts to which holders of all Preferred Shares then outstanding are entitled under the resolutions authorizing the issuance of such Preferred Shares have been paid or set aside, the net assets of the corporation remaining shall be divided among the holders of Class A Common Shares and Class B Common Shares in such a manner that the amount of such net assets distributed with respect to each Class A Common Share equals to the amount of such assets distributed with respect to each Class B Common Share.

4. Preemptive Rights. Holders of Class A Common Shares have the preemptive right to subscribe for and purchase shares of any class of capital stock of the corporation or any series thereof hereafter authorized that by its express terms and provisions grants general, continuous and unconditional voting rights to the holders thereof and to any class of securities of the corporation convertible into or exchangeable for any such class of capital stock of the corporation or series thereof.

5. Conversion of Class A Common Shares. Any holder of a Class A Common Share may elect at any time to convert such Class A Common Share into one Class B Common Share, and such holder may elect to convert any or all Class A Common Shares held by such holder at one time or at various times in such holder’s discretion. Such right shall be exercised by the surrender of the certificate representing each Class A Common Share to be converted to the corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the corporation) by instruments of transfer, in form satisfactory to the corporation, duly executed by such holder or such holder’s duly authorized attorney.

The issuance of a certificate or certificates for Class B Common Shares upon conversion of any Class A Common Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates are to be issued in a name other than the name of the holder of record of the Class A Common Share to be converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing Class A Common Shares and the payment of any tax as hereinabove provided, the corporation will deliver to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of Class B Common Shares issuable upon such conversion, issued in such name or names as such holder may direct.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Class A Common Shares (or, if on such date the transfer books of the corporation shall be closed, then immediately prior to the close of business on the first date thereafter that such books shall be open), and all rights of such holder arising from ownership of Class A Common Shares shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing Class B Common Shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Class B Common Shares at such time and shall have and may exercise all the rights and powers appertaining thereto.

No adjustments in respect of past cash dividends shall be made upon the conversion of any Class A Common Shares; provided that if any Class A Common Shares shall be converted into Class B Common Shares subsequent to the record date for the payment of a dividend or other distribution on Class A Common Shares but prior to such payment, the registered holder of such Class A Common Shares at the close of business on such record date shall be entitled to receive on the payment date, with respect to the Class B Common Shares received upon such conversion, the dividend or other distribution which would have been payable had such Class B Common Shares been outstanding and held of record on such dividend record date by the registered holder on such dividend record date of the Class A Common Shares so converted in lieu of the dividend otherwise payable on the Class A Common Shares so converted.

The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding Class A Common Shares, such number of Class B Common Shares as may be issuable upon the conversion of all such outstanding Class A Common Shares; provided that the corporation may deliver Class B Common Shares which are held in the treasury of the corporation for any Class A Common Shares to be converted. If registration with or approval of any governmental authority under any federal or state law is required before such Class B Common Shares may be issued upon such conversion, the corporation will endeavor to cause such shares to be duly registered or approved, as the case may be. All Class B Common Shares which may be issued upon conversion of Class A Common Shares will, upon issuance, be fully paid and non-assessable. The aggregate amount of stated capital represented by Class B Common Shares issued upon conversion of Class A Common Shares shall be the same as the aggregate amount of stated capital represented by the Class A Common Shares so converted. When Class A Common Shares have been converted, they shall have the status of retired shares.

6. Other Matters. Except as otherwise required by law, or except as otherwise provided in these Amended and Restated Articles of Incorporation or the Code of Regulations of the corporation, each Class A Common Share and each Class B Common Share shall have identical powers, preferences, privileges, rights, limitations and restrictions.

B. Preferred Shares. The Preferred Shares shall have the following express terms:

1. Series. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of a series shall be identical with all other shares of such series, except as to the dates from which dividends shall accrue and be cumulative. Subject to the provisions of Sections B.2 through B.6, both inclusive, of this Article FOURTH, which provisions shall apply to all Preferred Shares, the Board of Directors hereby is authorized to cause Preferred Shares to be issued in one or more series and with respect to each such series to determine and fix prior to the issuance thereof (and thereafter, to the extent provided in clause (b) of this Section B.1 of Article FOURTH) those rights, preferences and terms that may be fixed by the Board of Directors, including the following:

(a) The designation of the series, which may be by distinguishing number, letter or title;

(b) The authorized number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares of such series then outstanding);

(c) The voting rights of shares the series;

(d) The dividend rate or rates of the series, including the means by which such rates may be established;

(e) The date or dates from which dividends shall accrue and be cumulative and the dates on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established;

(f) The redemption rights and price or prices, if any, for shares of the series;

(g) The terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

(h) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(i) Rights, if any, of the shares of the series to be convertible into Class A Common Shares or Class B Common Shares (the Class A Common Shares and Class B Common Shares hereinafter collectively referred to in this Section B of Article FOURTH as the “Common Shares”) or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

(j) Restrictions, if any, on the issuance of shares of the same series or of any other class or series.

The Board of Directors is authorized to adopt from time to time amendments to these Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (j), both inclusive, of this Section B.1 of Article FOURTH and is authorized to take such actions with respect thereto as may be required or permitted by law in order to effect such amendments.

2. Dividends.

(a) The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive out of any funds legally available for the payment of dividends on Preferred Shares, when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed in accordance with the provisions of Section B.1 of Article FOURTH and no more, payable on the dates fixed for such series. Such dividends shall accrue and be cumulative, in the case of shares of a particular series, from and after the date or dates fixed with respect to such series. No dividends shall be paid upon or declared or set apart for any series of Preferred Shares for any dividend period unless at the same time a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

(b) So long as any Preferred Shares shall be outstanding no dividend, except a dividend payable in Common Shares or shares of any capital stock of the corporation ranking junior to the Preferred Shares, shall be paid or declared or any distribution be made, except as aforesaid, in respect of Common Shares or any other shares of capital stock of the corporation ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares of capital stock of the corporation ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the corporation, except out of the proceeds of the sale of Common Shares or other shares of capital stock of the corporation ranking junior to the Preferred Shares received by the corporation subsequent to the date of first issuance of Preferred Shares of any series, unless:

(1) All accrued and unpaid dividends on Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

(2) There shall be no arrearage with respect to the redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section B.1 of Article FOURTH.

3. Redemption.

(a) Subject to the express terms of each series, the corporation (i) may, from time to time, at the option of the Board of Directors, redeem all or any part of any redeemable series of Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with the provisions of Section B.1 of Article FOURTH and (ii) shall, from time to time, make such redemptions of each series of Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section B.1 of Article FOURTH; and shall, in the case of either (i) or (ii), pay all accrued and unpaid dividends to the redemption date.

(b) (1) Notice of every redemption of Preferred Shares shall be mailed, postage prepaid, to the holders of record of the Preferred Shares to be redeemed at their respective addresses then appearing on the books of the corporation, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or such other time prior thereto as the Board of Directors shall fix for any series pursuant to Section B.1 of Article FOURTH prior to the issuance thereof. At any time after notice as provided above has been deposited in the mail, the corporation may deposit the aggregate redemption price of Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Preferred Shares to be redeemed amounts equal to the redemption price of the Preferred Shares to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of the share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the corporation with respect to such shares, except only the right to receive such money from such bank or trust company without interest or to exercise before the redemption date any unexpired privileges of conversion. In the event less than all of the outstanding Preferred Shares are to be redeemed, the corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

(2) If the holders of Preferred Shares which have been called for redemption shall not within five (5) years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the corporation such unclaimed amounts and thereupon such bank or trust company and the corporation shall be relieved of all responsibility in respect thereof and to such holders.

(c) Any Preferred Shares which are (1) redeemed by the corporation pursuant to the provisions of this Section B.3 of Article FOURTH, (2) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series, (3) converted in accordance with the express terms of the shares of such series, or (4) otherwise acquired by the corporation, shall resume the status of authorized but unissued Preferred Shares without serial designation.

4. Liquidation.

(a) (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Preferred Shares of any series shall be entitled to receive in full out of the assets of the corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section B.1 of Article FOURTH, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the corporation. In the event the net assets of the corporation legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Preferred Shares, in proportion to the full preferential amount to which each such share is entitled.

(2) After payment to the holders of Preferred Shares of the full preferential amounts as aforesaid, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the corporation.

(b) The merger or consolidation of the corporation into or with any other corporation or entity, the merger of any other corporation or entity into the corporation, or the sale, lease or conveyance of all or substantially all the assets of the corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this Section B.4 of Article FOURTH.

5. Voting. Holders of Preferred Shares shall have no voting rights, except (a) as provided in any resolution providing for the issue of Preferred Shares or any series thereof or (b) as otherwise required by any law.

6. The Provider Preferred Shares – 2009 Series

The Provider Preferred Shares shall have the following express terms:

(a) DESIGNATION, AMOUNT AND SERIES. Of the 100,000 authorized Preferred Shares, 5,000 are designated as the “Provider Preferred Shares – 2009 Series” (the “Provider Preferred Shares”). The Provider Preferred Shares have the express terms set forth in this Section B of Article FOURTH as being applicable to all Preferred Shares as a class and, in addition, the following express terms. All series of Provider Preferred Shares will rank pari passu in all rights and preferences and be treated as a single class of shares except as otherwise provided herein or may be required by law.

(b) ELIGIBLE OWNERS. Only existing holders of twelve (12) or more Common Shares of the Corporation (an “Eligible Owner”).

(c) CONSIDERATION FOR ISSUANCE. Provider Preferred Shares shall only be offered to Eligible Owners and shall only be issued on the last business day of a each month during the offering of the Provider Preferred Shares. The initial per share offering price the Provider Preferred Shares in April of 2009 will be an amount equal to the book value of a Common Share as of (i) March 31, 2009, or (ii) at the end of the month prior to the first issuance of Provider Preferred Shares if no Provider Preferred Shares are issued in April 2009. In subsequent months, the per share offering price will be the book value of a Preferred Share as of the month end date immediately preceding the closing date of the purchase.

(d) DIVIDENDS AND DISTRIBUTIONS. The annual dividend payable on each Provider Preferred Shares shall be 5% of the book value of a Provider Preferred Share on December 31 of each year. Dividends shall be payable annually on or before January 31 of the following calendar year to each holder of a Provider Preferred Share who was a record holder of such shares on the prior December 31st. If not paid the dividend on each Provider Preferred Share shall cumulate and compounded annually. Any unpaid accrued dividend amounts shall be payable upon a liquidation or redemption and such payment shall have priority over any payments or distributions to the holder of the Common Shares.

(e) VOTING RIGHTS.

(i) Except as provided in subsection (ii) or as required by law the Provider Preferred Shares shall have no voting rights.

(ii) So long as any Provider Preferred Shares are outstanding, the Corporation may not, without the consent of the holders of at least two-thirds of the Corporation’s Provider Preferred Shares, by amendment, merger, consolidation or otherwise purchase or redeem or pay any dividend on any capital stock of the Corporation prior to the Provider Preferred Shares, other than (A) Common Shares repurchased from former directors or employees in connection with the cessation of their services or employment at a price not greater than book value or (B) shares repurchased pursuant to the Corporation’s Amended and Restated Code of Regulations

(f) RESTRICTIONS ON TRANSFER OF PROVIDER PREFERRED SHARES.

(i) No transfers. Except as specifically provided in this subsection (g), no legal or beneficial holder of Provider Preferred Shares may transfer, gift, sell or assign any Provider Preferred Share or interests therein, legal or equitable, whether now owned or hereafter acquired, or authorize, permit or suffer any such transfer, gift, sale or assignment. Any attempted transfer, gift, sale or assignment of Provider Preferred Shares or any interest therein not in compliance with this subsection (f) will be null and void ab initio as against the Corporation and all other persons, including but not limited to the transferor and transferee. Without limiting the generality of the foregoing, no transfer, gift, sale or assignment will be permitted or recognized, even if permitted by any other provision of this subsection (f), unless each of the following conditions is satisfied in the judgment of, or waived in writing by, the Board of Directors in its discretion: (A) the transferor complies with all of the applicable provisions of this subsection (f); (B) the transferor and transferee each execute, acknowledge and deliver to the Corporation such instruments of transfer, assignment and assumption with respect to such transfer and such other instruments, acknowledgements and documents as may be reasonably deemed necessary by, and in form and substance reasonably satisfactory to, the Corporation to establish or evidence compliance with the provisions of this subsection (f); (C) the Corporation shall have received, at the expense of the parties to the transfer, an opinion of counsel of the Corporation (or other counsel acceptable to counsel of the Corporation) to the effect that such transfer is exempt from registration under the Securities Act of 1933, as amended, and is in compliance with all applicable federal and state securities laws and regulations; provided, however, the Board of Directors, at its sole discretion, may waive such opinion requirement; and (D) the transfer does not cause any breach or violation of or an event of default under, or result in acceleration of maturity of any indebtedness or other obligations under, any contract, note, mortgage, loan or other instrument or document to which the Corporation or any of its subsidiaries is a party or by which any of its or their assets or properties is bound.

(ii) Permitted Transfers to Certain Purchasers and Transfers to Family Members; Corporation’s Right of First Refusal.

(A) During his or her lifetime, a Provider Preferred Shares shareholder may transfer Provider Preferred Shares to a spouse, lineal descendant or trust, corporation, partnership or limited liability company exclusively benefiting or controlled by such shareholder and/or family members. The Provider Preferred Shares owned or held by such family members and trusts or entities shall remain subject to all the same rights and obligations triggered upon events affecting the original shareholder (e.g., death, redemption, etc.)) as if he or she still held the shares.

(B) If a Provider Preferred Shares shareholder desires to accept a bona fide offer from an Eligible Owner for the purchase of all (but not less than all) of the Provider Preferred Shares owned by such shareholder (the “Offered Shares”), such shareholder shall promptly deliver to the Corporation a written offer (the “Offer”) to sell the Offered Shares to the Corporation on terms and conditions not less favorable to the Corporation than those under which such shareholder proposes to transfer the Offered Shares to the proposed transferee. The Offer shall disclose the identity of the proposed transferee, the agreed terms of the proposed transfer (including a date certain on which the transfer will be abandoned and terminated if not then consummated) and any other material facts relating to the proposed transfer and proof that the proposed transferee is an Eligible Owner. Within 10 days after receipt of the Offer, the Corporation may give written notice to such holder of the Corporation’s intent to purchase all of the Offered Shares within 10 days on substantially the same terms and conditions as set forth in the Offer. If the Corporation does not exercise its purchase right under this subsection (g)(ii) upon the approval of the Board of Directors the transferor may thereafter transfer all (but not less than all) of the Offered Shares to the transferee identified in the Offer upon the terms and conditions specified in the Offer; provided that transfer or sale must be consummated or abandoned and terminated by a date certain set forth in the Offer but in any event not later than 10 days after the Offer has been declined by the Corporation.

(g) REDEMPTION AND REPURCHASE.

(i) The Provider Preferred Shares are only to be redeemed and repurchased by the Company as provided in this subsection (g). For purposes of this subsection (g) the redemption or repurchase price (the “Redemption Price”) for each Provider Preferred Share shall be (i) an amount equal to the Adjusted Book Value per Provider Preferred Share (defined below) plus (ii) all accrued, but unpaid, dividends on each Provider Preferred Share. The “Adjusted Book Value per Provider Preferred Share” shall be an amount determined in accordance with Generally Accepted Accounting Principles and the following:

(A) At of the end of each month after February 1, 2009 (if any Provider Preferred Shares are then outstanding), the book value of the Company’s Common Shares and Provided Preferred Shares shall be adjusted by allocating the Net Income or Loss of the Company for the completed monthly period between the Common Shares and the Provider Preferred Shares based on aggregate book value of the Common Shares and the aggregate book value of the Provider Preferred Shares as of the month end date immediately preceding the monthly period in question.

(B) After the allocation of net income or loss to the Common Shares and the Provider Preferred Shares, the aggregate book value of the Common Shares will be adjusted for any purchases or redemptions of Common Shares during the monthly period and the aggregate book value of the Provider Preferred Shares will be adjusted for any purchases or redemptions of Provider Preferred Shares during the monthly period.

(C) The adjusted aggregate book values of the Common Shares and the Provider Preferred Shares will be used as the basis of the allocation of the Net Income or Loss of the Company in the following monthly period.

(D) In addition to the monthly book value adjustments set forth above, the book value of each Provider Preferred Share will be further adjusted annually by reducing the book value by the amount of the dividend payable on each Provider Preferred Share.

(ii) The shareholders of Provider Preferred Shares must redeem all of their Provider Preferred Shares prior to or concurrently with any redemption of any Common Shares.

(iii) In accordance with Article FOURTH, Section B.3., the Corporation may, from time to time, at the option of the Board of Directors, redeem all or any part of the outstanding Provider Preferred Shares at the Redemption Price.

(iv) The Corporation shall have the right, but not the obligation, to repurchase or redeem Provider Preferred Shares at the Redemption Price to the same extent the Corporation has the right, but not the obligation, to repurchase or redeem Common Shares from the holders of Common Shares. In addition, the Corporation may, at its sole discretion, redeem Provider Preferred Shares at the Redemption Price anytime after (i) the death of any holder of Provider Preferred Shares, or (ii) any bankruptcy, insolvency, assignment for the benefit of creditors, attachment, encumbrance, pledge or any similar event affecting a Provider Preferred Shares shareholder or his or her Provider Preferred Shares.

(h) LIQUIDATION, DISSOLUTION OR WINDING-UP. In the event of any liquidation, dissolution or winding-up of the Corporation, any merger or consolidation involving the Corporation (other than one in which shareholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), or any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, the holders of the Provider Preferred Shares shall be entitled to payment of the Redemption Price and such payment shall be senior to any right of payment to the holders of Common Shares and the Common Shares shall rank junior to the Provider Preferred Shares.

C. Issuance of Common Shares and Preferred Shares. The Board of Directors may from time to time authorize by resolution the issuance of any or all of the Common Shares and the Preferred Shares herein authorized in accordance with the terms and conditions set forth in these Amended and Restated Articles of Incorporation and the Code of Regulations of the corporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Shares, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law.

D. Preemptive Rights. Except as expressly provided in the first sentence of Section A.4 of Article Fourth with respect to Class A Common Shares, no holder of any share of any class of capital stock of the corporation has any right, by preemptive or other right, to subscribe for or purchase any share of any class of capital stock of the corporation now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of capital stock of any class of the corporation or to which are attached or appertaining any warrants or rights entitling the holder thereof to subscribe for or purchase shares of any class of capital stock of the corporation, except such rights of subscription or purchase, if any, for such consideration and upon such terms and conditions as the Board of Directors from time to time may determine.

FIFTH: Except as otherwise provided by these Amended and Restated Articles of Incorporation (including any amendment hereto adopted by the Board of Directors pursuant to Section B.1 of Article FOURTH) or the Code of Regulations of the corporation, notwithstanding any provision of Sections 1701.01 to 1701.98, both inclusive, of the Ohio Revised Code now or hereafter in force requiring for the authorization or taking of any action the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise required by statute or these Amended and Restated Articles of Incorporation, may be authorized or taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes of shares. For purposes of these Amended and Restated Articles of Incorporation, “voting power of the corporation” means the aggregate voting power of (a) all the outstanding Class A Common Shares and (b) all the outstanding shares of any class of capital stock of the corporation, or any series of any such class, that has (i) rights to distributions senior to those of the Common Shares including, without limitation, any relative, participating, optional or other special rights and privileges of, and any qualifications or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

SIXTH: Notwithstanding any contrary provision of Sections 1701.01 to 1701.98, both inclusive, of the Ohio Revised Code now or hereafter in force, no shareholder of the corporation shall have the right to vote cumulatively in the election of directors.

SEVENTH: To the extent permitted by law, the corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class or series thereof issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine.

EIGHTH: No person shall be disqualified from being a director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into, any contract or other transaction to which the corporation is or may be a party. No contract or other transaction shall be void or voidable for reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for any reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the board of directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or transaction (i) is not less favorable to the corporation than an arm’s length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the board of directors or any committee thereof which authorizes the contract or transaction.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in any manner now or hereafter permitted or prescribed by law, and all rights and powers conferred in these Amended and Restated Articles of Incorporation upon shareholders, directors and officers of the corporation are subject to this reservation.

TENTH: Any and every statute of the State of Ohio hereafter enacted (i) whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or (ii) whereby effect is given to the action taken by any number, less than all, of the shareholders of any corporation, or (iii) whereby the authority of the directors to adopt amendments to articles of incorporation of any corporation without shareholder approval shall be expanded, will apply to the corporation and will be binding not only upon the corporation but upon every shareholder of the corporation to the same extent as if such statute had been in force at the date of filing these Amended and Restated Articles of Incorporation in the office of the Secretary of State of Ohio.

ELEVENTH: These Amended and Restated Articles of Incorporation shall take the place of and supersede the Amended Articles of Incorporation, as amended of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of May 13, 2009.

/s/ Fred Bronson, DDS
Fred Bronson, DDS
Secretary